                                                                EXHIBIT 10.25
                                                                 EXECUTION COPY

ENTERPRISE INFORMATICS INC.

$1,500,000 Term Loan (the “Loan”)

SUMMARY OF TERMS

Set forth below is a summary of indicative terms (“Term Sheet”) for a potential loan to Enterprise Informatics Inc. by ERP2 Holdings, LLC.  This Term Sheet shall be binding upon execution by both of the parties hereto but otherwise does not purport to summarize all conditions, covenants, representations and warranties and other provisions that may be contained in definitive legal documentation for the transactions contemplated hereby and the agreement regarding material terms set forth herein is subject to the final negotiation and execution of the definitive legal documentation for such transactions.

Borrower:	Enterprise Informatics Inc. (the “Borrower”).
Lender:	ERP2 Holdings, LLC (the “Lender”).
Extension of Note:
The maturity date of the secured demand notes (collectively, the “Old Notes”), dated March 15, 2002 and April 19, 2002, respectively, issued by the Borrower and payable in the aggregate amount of $676,138.40 (as of September 30, 2007) to Spescom Ltd., assigned to the Lender pursuant to the Securities Purchase Agreement, dated as of September 30, 2007, by and among the Lender, Spescom Ltd. and Spescom Limited, shall be extended to a maturity date concurrent with the maturity date of the New Note described below.  Without limiting any rights of Lender under the New Notes, following the occurrence of an Event of Default, the Old Notes may not be called prior to September 30, 2008.

Amount of Loan:
$1,500,000 (the “New Note”) senior secured loan, to be disbursed to the Borrower in two tranches.  Disbursement of the first tranche, in the amount of $300,000, shall be subject to execution and delivery of definitive transaction documents.  Disbursement of the second tranche, in the amount of $1,200,000, shall be subject to the completion of all actions required to be completed by the Borrower in order to effectuate a 1000-to-1 reverse split of the common stock, no par value, of the Borrower (the “Common Stock”) and the deregistration of the Common Stock under the Securities Exchange Act of 1934, in each case, in accordance with applicable law (the “Borrower Actions”).

Interest Rate:
The interest rate for the New Note and the extended Old Notes shall be 10% per annum, compounded annually, payable quarterly in arrears, in cash or in kind (which payment-in-kind of interest on the New Notes or the Old Notes, if any, shall increase the outstanding balance of the New Note or the Old Notes, as applicable) at the election of the Borrower.  The interest rate for the New Note and the Old Notes following the occurrence of an Event of Default shall be 13%.

Term of Loan:	2 years from date of issuance (the “Issuance Date”).
Warrants:
Upon funding of the second tranche of the New Note, the Lender shall receive warrants exercisable for the greater of (x) 26,735,508 shares of Common Stock of the Borrower and (y) 20% of the fully diluted outstanding Common Stock as of the date of such issuance (including any equity granted under management option plans).  The exercise price per share of Common Stock issuable upon exercise of the warrants shall be $0.08 per share.  The warrants shall have a term of 10 years, be freely transferable in whole or in part (subject to customary restrictions on transfer under applicable securities laws), include customary “cashless exercise” provisions and contain customary anti-dilution provisions.

Covenants:
Affirmative and negative covenants as are customary for transactions of this nature, including without limitation a quarterly EBITDA covenant.  In addition, for so long as the New Note or Old Notes are outstanding, Borrower shall procure management consulting, strategic and financial advisory services from Lender or one or more Lender designee(s).  The aggregate cost of any such services shall not exceed $60,000 in any quarter.

Events of Default:	Events of Default as are customary for transactions of this nature, including failure to complete all the Borrower Actions prior to April 30, 2008.
Conditions to Execution of Term Sheet:
The Lender’s execution of this Term Sheet shall be conditioned on the following:
(i) receipt by the Lender of warrants exercisable for 17,175,971 shares of Common Stock; and
(ii) the irrevocable declaration by the Borrower of a dividend payable to the Lender in the amount of 20,827,268 shares of Common Stock, in satisfaction of the entire amount of accrued and unpaid dividends (together with interest) on the Borrower’s Series F Convertible Preferred Stock, which dividend shall be paid within five business days after the date of execution of this Term Sheet.

Fees and Expenses:
Borrower shall pay all reasonable fees and expenses of Lender in connection with the provision of the New Note and the extension of the Old Notes.  In addition, Borrower shall pay a closing fee of $75,000 (the “Closing Fee”) to Lender or Lender’s designee(s).  Lender agrees that the Closing Fee shall include all fees and expenses to be reimbursed to Lender by Borrower pursuant to the Letter Agreement dated October 22, 2007.

Investment Representations:	Lender shall make customary investment representations to Borrower, including without limitation any investment representations that are necessary for compliance with applicable securities laws.
Withholding Tax
Borrower shall withhold any taxes required to be withheld from interest payments made on the New Note and the Old Notes  ~~In~~.  The  Lender shall provide the Borrower with applicable certifications (including any applicable IRS form W-8 and W-9 from persons who hold, directly or indirectly, an interest in the Lender) and any other information and calculations necessary to ascertain any withholding obligation with respect to such interest payments.  Borrower shall be entitled to rely exclusively on such certifications, information, and calculations provided by Lender in making such withholding, and the Lender shall indemnify the Borrower for any liability incurred by Borrower in connection with such withholding obligations.  Provided that the Lender complies with the foregoing requirements, in determining Borrower's withholding obligation, Borrower shall be treated as having actual knowledge that Lender is receiving the interest payments as an agent (within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii)) of its non-U.S. investors, and thus, must treat the payments as being made directly to those non-U.S. investors. The parties shall mutually agree on the value to be attributed to the warrants issued pursuant to this term sheet.

Governing Law:	This summary of terms and the transaction documents will be governed by the law of the State of New York.
Jurisdiction:
Lender and Borrower irrevocably submit to the exclusive jurisdiction of the federal district courts located in the State of New York for the purposes of any suit, action or other proceeding arising out of this summary of terms or the transaction documents.

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Agreed to and Accepted on 14 January, 2008 by:

LENDER:

ERP2 HOLDINGS, LLC

By:___/s/ Kevin Wyman___________
     Name: Kevin Wyman
     Title: Majority Manager

BORROWER:

ENTERPRISE INFORMATICS INC.

By:___/s/ John W. Low_____________________
     Name:  John W. Low
     Title: Chief Financial Officer